Exhibit 5.1

[LETTERHEAD OF SIDLEY AUSTIN BROWN & WOOD LLP]

March 3, 2004

R. R. Donnelley & Sons Company

77 West Wacker Drive

Chicago, Illinois 60601

Re:	22,000,000 Shares of Common Stock, Par Value $1.25 Per Share, and

22,000,000 Preferred Stock Purchase Rights Associated Therewith

Ladies and Gentlemen:

We refer to the Registration Statement on Form S-8 (the “Registration Statement”) being filed by R. R. Donnelley & Sons Company, a Delaware corporation (the “Company”), with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of 22,000,000 shares of common stock, par value $1.25 per share (the “Registered Shares”), of the Company, together with 22,000,000 preferred stock purchase rights (the “Rights”) associated therewith, to be issued upon the exercise of options evidenced by a certain option agreement, dated as of April 7, 2003 (the “2003 Option Agreement”), between Moore Wallace Incorporated, a corporation continued under the laws of Canada formerly known as Moore Corporation Limited (“Moore Wallace”), and James R. Sulat, upon the exercise of options evidenced by certain option agreements, dated as of April 18, 2002 (the “2002 Option Agreements” and, together with the 2003 Option Agreement, the “Option Agreements”), between Moore Wallace and each of Thomas Quinlan and Mark Hiltwein and under the Moore Wallace Incorporated 2003 Long Term Incentive Plan, Moore Corporation Limited 2001 Long Term Incentive Plan, Moore Corporation Limited 1999 Long Term Incentive Plan, Moore Corporation Limited Amended and Restated 1994 Long Term Incentive Plan, Moore Corporation Limited 1985 Long Term Incentive Plan (Restated December 1989), Wallace Computer Services, Inc. Director Retainer Fee Plan (Amended and Restated as of July 1, 2001), Moore Wallace North America, Inc. Savings Plan, The Nielsen Company Profit Sharing Retirement & 401(k) Plan, Moore Wallace Incorporated Employee Stock Purchase Plan and Moore Wallace Incorporated Savings Plan (Amended and Restated as of July 1, 2001) (collectively, the “Plans”). The terms of the Rights are set forth in the Rights Agreement, dated as of April 25, 1996 (the “Rights Agreement”), between the Company and EquiServe Trust Company, N.A., as successor to First Chicago Trust Company of New York, as rights agent.

R.R. Donnelley & Sons Company

March 3, 2004

In rendering this opinion letter, we have examined and relied upon a copy of the Registration Statement and the exhibits filed therewith (including the Option Agreements and the Plans). We have also examined originals, or copies of originals certified to our satisfaction, of such agreements, documents, certificates and statements of government officials and other instruments, and have examined such questions of law and have satisfied ourselves as to such matters of fact, as we have considered relevant and necessary as a basis for this opinion letter. We have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of all natural persons and the conformity with the original documents of any copies thereof submitted to us for examination.

Based on the foregoing, and subject to the qualifications and limitations hereinafter set forth, we are of the opinion that:

1. The Company is a duly incorporated and validly existing corporation under the laws of the State of Delaware.

2. Each Registered Share that is newly issued under any Option Agreement or Plan will be legally issued, fully paid and nonassessable when (i) the Registration Statement shall have become effective under the Securities Act; (ii) such Registered Share shall have been duly issued and sold in the manner contemplated by such Option Agreement or Plan; and (iii) a certificate representing such Registered Share shall have been duly executed, countersigned and registered and duly delivered to the purchaser thereof upon payment of the agreed consideration therefor (not less than the par value thereof) in accordance with the terms of such Option Agreement or Plan.

3. The Right associated with each Registered Share referred to in paragraph 2 above will be validly issued when (i) the Registration Statement shall have become effective under the Securities Act; (ii) such Right shall have been duly issued in accordance with the terms of the Rights Agreement; and (iii) a certificate representing such Registered Share shall have been duly executed, countersigned and registered and duly delivered to the purchaser thereof upon payment of the agreed consideration therefor (not less than the par value thereof) in accordance with the terms of the applicable Option Agreement or Plan.

This opinion letter is limited to the General Corporation Law of the State of Delaware and the Securities Act.

We do not find it necessary for the purposes of this opinion letter to cover, and accordingly we express no opinion as to, the application of the securities or blue sky laws of the various states or the District of Columbia to the issuance or sale of the Registered Shares or the associated Rights.

R.R. Donnelley & Sons Company

March 3, 2004

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to all references to our Firm in the Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons for whom consent is required by Section 7 of the Securities Act or the related rules promulgated by the SEC thereunder.

Very truly yours,

/s/ Sidley Austin Brown & Wood LLP

Sidley Austin Brown & Wood LLP